Exhibit 99.3

[ACACIA RESEARCH CORPORATION LETTERHEAD]

NOTICE OF REDEMPTION TO HOLDERS OF
DERIVATIVE SECURITIES TO PURCHASE
ACACIA RESEARCH-COMBIMATRIX COMMON STOCK

To Holders of Acacia Research-Combimatrix Derivative Securities:

We are exercising our right to redeem all of the issued and outstanding shares of Acacia Research-CombiMatrix common stock in accordance with Section 2.4(c) of our Amended and Restated Certificate of Incorporation. This notice is being delivered to you in accordance with Section 2.4(f) of our Amended and Restated Certificate of Incorporation.

All shares of Acacia Research-CombiMatrix common stock outstanding on [REDEMPTION DATE] will be redeemed in exchange for shares of common stock of Combimatrix Corporation. Each ten (10) shares of Acacia Research-CombiMatrix common stock shall be exchanged for one (1) share of CombiMatrix Corporation common stock, as of the redemption date, [REDEMPTION DATE].

You will be entitled to receive shares of common stock of CombiMatrix Corporation upon redemption only if you exercise your warrants or options into shares of Acacia Research-CombiMatrix Corporation common stock on or prior to the redemption date, [REDEMPTION DATE]. Following [REDEMPTION DATE], your warrant or option will be assumed by CombiMatrix Corporation, and CombiMatrix Corporation will issue to you a new warrant or option that may be exercised for one (1) share of CombiMatrix Corporation common stock for every ten (10) shares of Acacia Research-CombiMatrix common stock available under the existing warrant or option, and otherwise on the terms and conditions required by your existing warrant or option. To receive your new warrant or option following the redemption date, you must forward your original warrant or option to the exchange agent at the foregoing address:

[ADDRESS OF EXCHANGE AGENT]

If you exercise your warrant or option prior to the redemption date, then you must deliver your original stock certificates to the exchange agent at the foregoing address. Upon receipt of all of your original stock certificate(s) for Acacia Research-CombiMatrix common stock at the foregoing address, we will deliver to you an original share certificate for one (1) share of CombiMatrix Corporation common stock for every ten (10) shares of Acacia Research-CombiMatrix common stock issued in the name of the record holder. No fractional shares shall be issued by CombiMatrix Corporation, and if, after aggregating all shares of Acacia Research-CombiMatrix common stock held by you on the redemption date, you hold any block of less than ten (10) shares, you will receive a cash payment equal to the fair market value of the Acacia Research-CombiMatrix common stock determined in accordance with our Amended and Restated Certificate of Incorporation, in lieu of a fractional share of common stock of CombiMatrix Corporation.

Dividends on shares of Acacia Research-CombiMatrix common stock shall cease to be paid as of [REDEMPTION DATE], subject, however, to Section 2.4(f)(ix) of our Amended and Restated Certificate of Incorporation.

As of the date hereof, there are 52,788,838 shares of Acacia Research-CombiMatrix common stock issued and outstanding. In addition, there are warrants to acquire [13,667,251] shares of Acacia Research-CombiMatrix common stock at exercise prices ranging from [$_____] to [$_____] with a weighted average exercise price of $1.09 per share, which will be converted into a similar warrant to purchase one (1) share of CombiMatrix Corporation common stock for every ten (10) shares of Acacia Research-CombiMatrix common stock, and there are options to acquire [8.6 million] shares of Acacia Research-CombiMatrix common stock at exercise prices ranging from $1.33 to $24.00, with a weighted average exercise price of $5.70.

Accompanying this notice is a prospectus dated [DATE OF PROSPECTUS] regarding the issuance of CombiMatrix Corporation common stock to you in the event you exercise your warrant or option prior to the redemption date.

Sincerely,

Paul R. Ryan,
Chief Executive Officer

[DATE]
Newport Beach, California